Exhibit 3

EXECUTION VERSION

From:

BT Group plc
81 Newgate Street
London
EC1A 7AJ

To:

T-Mobile Holdings Limited
Hatfield Business Park
Hatfield
Hertfordshire
AL10 9BW

Orange Telecommunications Group Limited
3 More London Riverside
London
SE1 2AQ

Deutsche Telekom A.G.
Friedrich-Ebert-Allee 140
53113 Bonn
Germany

Orange S.A.
78 rue Olivier de Serres
Paris 75015
France

22 January 2016

Deed in relation to Conditions to Closing

We refer to the agreement for the sale and purchase of the entire issued share capital of EE Limited between T-Mobile Holdings Limited, Orange Telecommunications Group Limited, BT Group plc, Deutsche Telekom AG and Orange S.A., signed on 5 February 2015, as amended on 11 December 2015 (the Agreement).

Unless otherwise defined, words and expressions defined in the Agreement shall have the same meaning in this Deed.

1.	This Deed confirms the agreement between the parties that:

(a)
with effect from 15 January 2016, the Condition set out in clause 3.1(b) of the Agreement (the Allotment Condition) is to be treated in the same way as the Condition set out in clause 3.1(c) of the Agreement for the purposes of clauses 3.22 and 5.1 of the Agreement, meaning that the Allotment Condition is to be satisfied prior to Closing and is not required to be fulfilled for the Unconditional Date to occur in accordance with clause 3.22 of the Agreement; and

(b)
accordingly, the Unconditional Date for the purposes of the Agreement is and shall be deemed to be and have been 15 January 2016 on the basis that this is the first Business Day on which all Conditions have been fulfilled, save for the Conditions set out in clauses 3.1(b) and 3.1(c) of the Agreement which shall be satisfied prior to Closing.

2.	The provisions of clauses 32 and 36 of the Agreement shall, mutatis mutandis, apply to this Deed as if set out in full herein.

SIGNATURE PAGE

IN WITNESS WHEREOF the parties have executed this Deed as a deed and delivered it on the date first mentioned.

The Common Seal of BT GROUP PLC affixed to this Deed is authenticated by: /s/ Dan Fitz Authorised Signatory

EXECUTED as a DEED and DELIVERED by /s/ Jeevan D'Silva T-MOBILE HOLDINGS LIMITED acting by Jeevan D'Silva, a director in the presence of: Signature of witness: Name: Address: Futura House, Bradbourne Drive Milton Keynes, MK7 8AZ Occupation: Finance Director

SIGNATURE PAGE

EXECUTED as a DEED and DELIVERED by /s/ Arnaud Castille ORANGE TELECOMMUNICATIONS GROUP LIMITED acting by Arnaud Castille, a director in the presence of: Signature of witness: /s/ Daniele Ferran Name: Daniele Ferran Address: 78, rue Olivier de Serres 75015 Paris Occupation: Orange Mergers and Acquisitions Manager

EXECUTED as a DEED and DELIVERED	)
on behalf of DEUTSCHE TELEKOM A.G.	)
a company incorporated in Germany	)
by Jôrn Biederbick	)	/s/ Jôrn Biederbick
being a person who, in accordance	)	Signature
with the laws of that territory, is duly	)
authorised to act on behalf of the company	)

and by Philipp Pohlmann	)	/s/ Philipp Pohlmann
being a person who, in accordance	)	Signature
with the laws of that territory, is duly	)
authorised to act on behalf of the company	)

SIGNATURE PAGE

EXECUTED as a DEED and DELIVERED	)
on behalf of ORANGE S.A.	)
a company incorporated in France	)
by Cécile Amayen	)	/s/ Cécile Amayen
being a person who, in accordance	)	Signature
with the laws of that territory, is duly	)
authorised to act on behalf of the company	)